Exhibit 99.1

TERMINATION OF SUBLEASE

This Termination of Sublease (“Termination”) is entered into as of the 4th day of December, 2007 (“Effective Date”), by and between Avigen, Inc., a Delaware corporation (“Sublandlord”), and Pepgen Corporation, a Delaware corporation (“Subtenant”).

WHEREAS, Subtenant and Sublandlord are parties to that certain Sublease Agreement dated November 4, 2005 (the “Sublease”), covering 11,000 square feet of space at 1301 Harbor Bay Parkway, Alameda, California (the “Premises”); and

WHEREAS, it is the desire of the parties hereto to cancel the Sublease and release each other from the obligations thereunder, effective as of the Termination Date (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

     1. Termination of Sublease. Subject to receipt of the Termination Payment (defined below), effective as of December 5, 2007 (the “Termination Date”), the Sublease shall terminate and the parties do hereby release the other, its predecessors and successors in interest, affiliates, officers, directors, agents, contractors and employees (collectively “Agents”) from all past, present and future covenants, obligations, claims or causes of action, known or unknown, arising in connection with the Sublease and/or Subtenant’s occupancy of the Premises except for those indemnity obligations that by the terms of the Sublease survive the termination or expiration of the Sublease.

     2. Surrender of the Premises. Subtenant agrees to surrender the Premises “broom clean” and Sublandlord agrees to accept the Premises “as is” and “where is.” Sublandlord will take over the responsibility for getting “closure” of the Premises from the City of Alameda in consideration of Subtenant paying to Sublandlord Twelve Thousand Dollars ($12,000.00) in the form of a cashier’s check or other readily available funds (the “Termination Payment”). This payment will be made by December 5, 2007. If payment is not made, then this Termination is of no force or effect.

     3. Security Deposit. Subtenant releases the security deposit in the amount of Thirty Eight Thousand Five Hundred Dollars ($38,500.00) to Sublandlord, and releases any claim to return of such deposit. The parties waive the provisions of Civil Code Sections 1950.7 and 1951.7.

     4. Equipment and Furnishings. Subtenant hereby deeds and quit claims to Sublandlord all title and interest to that equipment and furnishings set forth on Exhibit A hereto, which is intended to be all of the equipment and furnishings presently in the Premises, and warrants that Subtenant has clear title and ownership of such equipment and furnishings. This paragraph is to serve as Subtenant’s bill of sale to Sublandlord for the equipment and furnishings set forth on Exhibit A. Sublandlord will hold Subtenant harmless from any sales tax that may arise from this transfer. Subtenant will provide all of the access codes to Sublandlord for such equipment by December 5, 2007. Subtenant represents that all manuals, warranties and maintenance documents that it has for the equipment has been left at the Premises in two specially marked file cabinets in one of the offices.

     5. Governing Law. This Termination shall be governed by and construed and enforced in accordance with the laws of the State of California.

     6. Counterparts. This Termination may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

     7. Broker. Sublandlord and Subtenant represent to each other that neither is obligated to compensate any broker in connection with the negotiation or execution of this Termination. Sublandlord and Subtenant shall indemnify and hold each other harmless from and against any loss, cost, expense or damage arising from any claim for commission or other compensation made by any broker claiming by, through or under such indemnifying party.

     8. Due Authority. Subtenant warrants that the persons executing this Termination on behalf of Subtenant have the authority to bind the Subtenant, that Subtenant has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Termination, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. Subtenant has provided to Sublandlord authorization of Subtenant to enter into this Termination and authorization for C.P. Liu to sign this Termination on behalf of Subtenant.

     9. Entire Agreement. This Termination contains the entire agreement of the parties with regard to the subject matter hereof and there are no other understandings, written or oral, between the parties relating to the subject matter of this Termination.

     IN WITNESS WHEREOF, said parties have duly executed this Termination as of the Effective Date.

SUBLANDLORD:		SUBTENANT:

Avigen, Inc.,		Pepgen Corporation,
a Delaware corporation		a Delaware corporation

By:	/s/ Andrew A. Sauter	By:	/s/ C.P. Liu
	Andrew A. Sauter		C.P. Liu
Its:	Vice President, Finance	Its:	former CEO and authorized agent

Exhibit A

FURNITURE AND EQUIPMENT

Qty	LAB EQUIP	Qty	OFFICE EQUIPMENT
1	FACScan
1	PCR System	12	Office Storagw Cabinets
1	Bioreactor	24	Shelves
1	Micro Plate Reader	7	Tables
1	Still	57	Chairs
1	Water Purifier	16	Desks
1	Titer Mixer	15	Large File Caninets
1	Wave Mixer	10	Under Desk File Cabinet
4	Sterilizer	2	Computer
			Conference Room Table
3	-80c Freezer	1	w/Caninet
2	BSC	1	Microwave
2	Fume Hood	1	Refrigorator
1	Microscope	1	Breakroom Rable
1	Spectrophotometer	2	Utility Cart
1	Tunable Absorbant Dectector	2	Printer
6	Cetrifuge	1	NEC Phone system
1	Chiller	30	Phoners
3	Incubator	1	Fax
1	Ice Machine
3	Balance
2	Portable Cryo
1	Cage Dryer
1	Ph Meter
17	Lab Bench
3	Lab Freezer
4	Lab Refrigorator
3	Laminar Flow Hood
18	Shelves
5	Chemical Cabinets
1	Heat block
35	Pipettes
100	Mouse Cages